Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated November 2, 2026

Relating to the Prospectus Supplements dated
December 9, 2025 and October 26, 2026

Registration No. 333-290252

Strive, Inc. (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a prospectus and prospectus supplements to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and accompanying base prospectus in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strive.com.

On November 2, 2026, the posted a video to https://x.com including the following graphics. A transcript of the accompanying audio is included below.

TRANSCRIPT

Traditional fixed income is broken, with payments that come a few times a year and yields that barely keep up with inflation.

Fortunately, there’s an alternative to fixed income.

Digital credit, offering high yields with more transparency and liquidity than private credit or structured credit.

Strive offers two digital credit products to meet different investors’ needs.

SATA: A variable rate. Currently 13% annualized. Designed for price stability.

SATS: A fixed 15% annualized rate. Designed for income stability.

Both are designed to pay every single business day. Not quarterly, not monthly. Daily.

That’s digital credit from Strive.

Learn more about Strive at Strive.com.

Learn more about SATA and SATS in our filings at www.sec.gov.


FIXED INCOME

Traditional fixed income



Traditional fixed income is broken,


October
2026
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT

with payments that come a few times


INFLATION
YIELD

a year and yields that barely keep


INFLATION
YIELD
TIME

up with inflation.


Fortunately, there's an alternative to fixed income.

DIGITAL CREDIT

HIGH YIELDS



Digital credit, offering high yields with more

DIGITAL CREDIT


TRANSPARENCY

transparency


DIGITAL CREDIT
LIQUIDITY
PRIVATE CREDIT
STRUCTURED CREDIT
transparency and liquidity than private credit or

DIGITAL CREDIT

structured credit.

STRIVE

DIGITAL CREDIT · 01

DIGITAL CREDIT · 02

Strive offers two digital credit products

STRIVE®

DIGITAL CREDIT · 01

DIGITAL CREDIT · 02

meet different investors' needs.

STRIVE

DIGITAL CREDIT · 01

SATA

Variable rate.

Currently **13%** annualized.

Designed for price stability.

DIGITAL CREDIT · 02

SATS

Fixed rate.

15% annualized.

Designed for income stability.

Cash dividends paid each business day, if and when declared. Subject to terms, risks, and disclosures.


October 2026
15 scheduled payment dates
PAID
SCHEDULED
SUN
MON
TUE
WED
THU
FRI
SAT
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31

Both are designed to pay every single

Illustrative calendar. Cash dividends paid each business day, if and when declared. Subject to terms, risks, and disclosures.


October 2026
21
scheduled payment dates
PAID
SCHEDULED
SUN
MON
TUE
WED
THU
FRI
SAT
13
14
15
16
18
19
20
21
22
23
24
25
26
27
28
29
30
31

business day.

Illustrative calendar. Cash dividends paid each business day, if and when declared. Subject to terms, risks, and disclosures.

~~QUARTERLY~~

~~MONTHLY~~

Not quarterly, not monthly,

~~QUARTERLY~~

~~MONTHLY~~

DAILY

daily.

Cash dividends paid each business day, if and when declared. Subject to terms, risks, and disclosures.

STRIVE®

THE DAILY DIVIDEND COMPANY™

That's digital credit from Strive.

STRIVE®

THE DAILY DIVIDEND COMPANY™

Strive.com

Learn more about Strive at Strive.com.

STRIVE®

THE DAILY DIVIDEND COMPANY™

Strive.com

Learn more about SATA and SATS in

STRIVE®

THE DAILY DIVIDEND COMPANY™

Strive.com

our filings at www.sec.gov.

SATA & SATS DISCLOSURES

SATA is not collateralized by Strive's bitcoin holdings and only has a preferred claim on the residual assets of the Company. There is no guarantee for SATA of returns, liquidity, or future performance. SATA is neither a bank deposit, nor FDIC insured, nor regulated in the same way, and does not have the same regulatory and other protections as bank accounts, money market funds, treasuries, or similar investments and as a result may not be a comparable investment. SATA's stated variable annualized dividend rate included herein is based on a $100 stated amount. Current trading price and effective yield may vary. Current rate is not indicative of future rate. Rate subject to monthly adjustment and may be significantly lower. Cash dividend subject to monthly declaration by Board of Directors and is not guaranteed.

SATS is not collateralized by Strive's bitcoin holdings and only has a preferred claim on the residual assets of the Company. SATS ranks junior to SATA and to all existing and future indebtedness of the Company. SATS is not collateralized by Strive's bitcoin holdings and only has a preferred claim on the residual assets of the Company subject to liquidation and other rights of the senior preferred stock, including SATA, and any existing or future indebtedness of the Company. There is no guarantee for SATS of returns, liquidity, or future performance. SATS is neither a bank deposit, nor FDIC insured, nor regulated in the same way, and does not have the same regulatory and other protections as bank accounts, money market funds, treasuries, or similar investments and as a result may not be a comparable investment. Current trading price of SATS may vary and the effective yield based on market price may differ from the stated dividend rate. Cash dividend subject to monthly declaration by Board of Directors and is not guaranteed.

Strive has filed a registration statement (including a prospectus and prospectus supplements) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Strive has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus and relevant prospectus supplement if you request it via mail at Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com; or by mail to Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at barclaysprospectus@broadridge.com or telephone at 1-888-603-5847.